As filed with the Securities and Exchange Commission on November 10, 2011
Registration No.________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROCHIP TECHNOLOGY INCORPORATED
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	86-0629024
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2355 West Chandler Boulevard
Chandler, Arizona 85224

MICROCHIP TECHNOLOGY INCORPORATED
2001 Employee Stock Purchase Plan and
International Employee Stock Purchase Plan
Steve Sanghi
President and Chief Executive Officer
MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224
(480) 792-7200
(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock (par value $0.001 per share) to be issued under the Microchip Technology Incorporated 2001 Employee Stock Purchase Plan	2,772,930	$29.90(2)	$82,910,607.00	$9,501.56
Common Stock (par value $0.001 per share) to be issued under the Microchip Technology Incorporated International Employee Stock Purchase Plan	554,586	$29.90(2)	$16,582,121.4	$1,900.32

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Microchip Technology Incorporated 2001 Employee Stock Purchase Plan and the International Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Microchip Technology Incorporated.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of 85% of the average of the high and low prices per share of Common Stock as reported by the Nasdaq National Market on November 3, 2011, which was $35.1675.

(3) The Amount of the Registration Fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the adjusted fee rate for fiscal 2012 shall be “$114.60 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.00011460.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Microchip Technology Incorporated (the “Registrant” or the “Company”) with the SEC, except to the extent of information that was furnished rather than filed by the Registrant, all such information specifically not being incorporated by reference herein:

(1)
The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed with the SEC on May 31, 2011 and as amended by the Registrant's Annual Report on Form 10-K/A filed with the SEC on June 21, 2011.

(2)	The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2011, September 30, 2011 , filed with the SEC on August 8, 2011 and November 7, 2011, respectively.

(3)	The Registrant's Current Reports on Form 8-K filed on August 18, 2011 and August 24, 2011.

(4)	The description of the Registrant's Common Stock included in the Registrant's Registration Statement on Form 8-A filed on February 5, 1993, including any amendment or report updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered hereby have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“Delaware Law”) authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise (including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”)). Article VI of the Registrant's By-Laws provides for mandatory indemnification of its directors and executive officers, to the maximum extent permitted by Delaware Law. Article VI of the Registrant's By-Laws also provides for permissive indemnification of the Registrant's employees and agents to the extent, and in the manner, permitted by Delaware Law. The Registrant has entered into indemnification agreements with its directors and selected officers, a form of which was filed on February 5, 1993 as Exhibit 10.1 to Registration Statement No. 33-57960. The indemnification agreements provide the Registrant's directors and selected officers with further indemnification to the maximum extent permitted by Delaware Law. The Registrant's directors and officers are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against any claims made against them by reason of being or having been such directors or officers.
Item 7.    Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

4.1	Microchip Technology Incorporated 2001 Employee Stock Purchase Plan, as amended through August 14, 2009, including Enrollment Form and Change Form.

4.2	Microchip Technology Incorporated International Employee Stock Purchase Plan as amended through August 19, 2011, including Purchase Agreement, Enrollment Form and Change Form.

5.1	Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (reference is made to page II-4 of this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chandler, State of Arizona, on November 10, 2011.

MICROCHIP TECHNOLOGY INCORPORATED
By: /s/ Steve Sanghi
Steve Sanghi, President, Chief Executive Officer and Chairman of the Board
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve Sanghi and J. Eric Bjornholt, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steve Sanghi Steve Sanghi	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 10, 2011

/s/ J. Eric Bjornholt J. Eric Bjornholt	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2011

/s/ Matthew S. Chapman Matthew S. Chapman	Director	November 10, 2011

/s/ Albert J. Hugo-Martinez Albert J. Hugo-Martinez	Director	November 10, 2011

/s/ L.B. Day L.B. Day	Director	November 10, 2011

/s/ Wade F. Meyercord Wade F. Meyercord	Director	November 10, 2011

EXHIBIT INDEX

4.1	Microchip Technology Incorporated 2001 Employee Stock Purchase Plan, as amended through August 14, 2009, including Enrollment Form and Change Form.
4.2	Microchip Technology Incorporated International Employee Stock Purchase Plan as amended through August 19, 2011, including Purchase Agreement, Enrollment Form and Change Form
5.1	Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)
24.1	Power of Attorney (reference is made to page II-3 of this Registration Statement)